State of Delaware

                        Office of the Secretary of State           PAGE 1

                       ---------------------------------

            I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "CATALINA CAPITAL CORP.". FILED IN THIS OFFICE ON THE FOURTH DAY OF AUGUST. A.D. 1992, AT 9:02 O'CLOCK A.M.







                               [SEAL]     /s/  Edward J. Freel
                                          -------------------------------------
                                          Edward J. Freel  ,  Secretary of State

                                          AUTHENTICATION:
                                                                   7965002

2229021 8100                              DATE:
                                                                   05-29-99
960155750

                                                           STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:02 AM 08/04/1992
                                                           922175317 - 2229021

                           CERTIFICATE OF DESIGNATION

                STATEMENT ESTABLISHING SERIES OF PREFERRED STOCK
                                       OF
                             CATALINA CAPITAL CORP.


         Pursuant to the requirements of Section 151(a) or the Delaware Corporation Law, the undersigned Corporation submits the following Statement Establishing Series of Preferred Stock.

         FIRST: The name of the Corporation is Catalina Capital Corp.

         SECOND: A copy of the resolutions establishing and designating the series and fixing and determining the relative rights and preferences of the Series C Preferred Stock is attached hereto as Exhibit A.

         THIRD: Such resolutions were duly adopted by the Board of Directors of the Corporation on the 31st day of July, 1992.

         IN TESTIMONY WHEREOF, the undersigned Corporation has caused this Statement to be signed by a duly authorized officer and duly attested by another such officer this 31st day of July, 1992.


                                         CATALINA CAPITAL CORP.

                                         by /s/ John J. Micek III
                                            ------------------------------------
                                            John J. Micek III, President

ATTEST:

/s/ Frank L. Kramer
--------------------------------
Frank L. Kramer, Secretary

                                    EXHIBIT A

                            SERIES C PREFERRED STOCK

         WHEREAS, the Articles of Incorporation of the Corporation provides for a class of shares of stock designated "Preferred Stock," and vests in the Board of Directors the authority to specify the number of shares of Preferred Stock to be issued, to divide the Preferred Stock into one or more series within any class thereof, and to fix the number of Shares in such series, and the preferences, rights and restrictions thereof; and

         WHEREAS, the Corporation desires to establish and designate a Series of Preferred Stock which will have voting rights in the event of an attempted takeover for the reasons set forth in the following background summary.

Background Summary

         In connection with the Corporation's acquisition of Explore Technology, Inc., an Arizona corporation ("Explore"), the Corporation's Board of Directors has deemed it necessary to require that the reversionary interest in the patent assignment to Explore of Explore's patents be terminated. This reversionary interest was originally created by the owners of the patent rights to protect against the possibility of someone acquiring control of Explore for the purpose of delaying or discontinuing the development or marketing of the technology covered by the patents.

         The holders of the reversionary interest have agreed with the Corporation to terminate their reversionary interest effective on the closing of the acquisition of Explore in consideration for the Corporation's agreement to issue shares of preferred stock having voting rights which are triggered in the event of a takeover of the Corporation.

         NOW, THEREFORE, be it resolved that there shall be one series of Preferred Stock of the Corporation designated "Series C Preferred Stock." The number of shares of Series C Preferred Stock shall be 20,000. The powers, designations, preferences and relative, participating, optional or other special rights of the shares of the Series C Preferred Stock and the qualifications, limitations and restrictions of such preferences and rights shall be as follows:

         1. Dividend Provisions. The holders of outstanding shares of the Series C Preferred Stock shall not be entitled to receive any dividends.

         2. Liquidation Preference In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of the Series C Preferred Stock shall not be entitled to receive any amounts out of the assets of the Corporation available for distribution to its stockholders.

         3. Conversion The Series C Preferred Stock shall not be convertible into Common Stock or any other security of the Corporation

         4. Voting Rights. The voting rights described in the next sentence will be triggered if, and only if, a person (or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934), acquires either in the open market or through transactions directly with then existing shareholders, 20% or more of the outstanding shares of the Corporation's Common Stock. Each share of Series C Preferred Stock shall entitle the holder to one thousand (1,000) votes and with respect to each such vote, a holder of shares of Series C Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of a holder of shares of Common Stock, share for share, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote with holders of Common Stock together as a single class with respect to any matter upon which the shareholders may vote.

            (a) Adjustment of Conversion Rate.

                  (i) Stock Splits; Stock Dividends. If the Corporation shall at any time, or from time to time, after the effective date hereof effect a subdivision of the outstanding Common Stock and not effect a corresponding subdivision of the Series C Preferred Stock, or if the Corporation at any time or from time to time after the effective date hereof shall make or issue, or fix a record date for the. determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the number of votes which the holders of the Series C Preferred Stock are entitled to shall be proportionately increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date.

                  (ii) Adjustments for Combinations Etc. In case the outstanding shares of Common Stock be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the number of votes which the holders of Series C Preferred Stock are entitled to shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased.


                                       -2-


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         5. Expiration  Date. The shares of Series C Preferred Stock will expire on July 31, 1997, and have no further rights thereafter.

         6. Redemption Provision. The shares of Series C Preferred Stock are not redeemable.


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(SN8334-c.stm)